EXECUTION COPY

AMENDMENT NO. 4

TO

ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDMENT TO THE ADMINISTRATIVE AGENCY AGREEMENT (this “Amendment”) is made as of May 8, 2024 (the “Effective Date”) by and between BROWN BROTHERS HARRIMAN & CO., (“Administrator”), and BRIDGE BUILDER TRUST (“Fund”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to an Administrative Agency Agreement between Administrator and the Fund, dated April 25, 2019, as amended (the “Agreement”), BBH has been appointed as administrative agent for the Portfolios listed on Appendix A to the Agreement in accordance with the terms and conditions set forth in the Agreement; and

WHEREAS, in accordance with Section 15 of the Agreement, Administrator and the Fund desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, each of Administrator and the Fund hereby agree as follows:

1.  Appendix B to the Agreement is hereby amended by deleting the section captioned Financial Reporting Services and replacing it with the following:

Financial Reporting Services

•	The Administrator shall accumulate information for and prepare
•

Within a 60-day production cycle, semi-annual and annual financial statements, one annual streamlined shareholder report and one semi-annual streamlined shareholder report per share class (up to two share classes) for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g., manage open items lists, host weekly audit meeting, etc.)

•	The Administrator shall provide the following additional services as requested by the Fund:
•	Quarterly calculation and reporting of each Portfolio’s portfolio turnover
•	Preparation of a Monthly and/or Quarterly “Survey” for each survey company identified by the Fund
•

Preparation of the following quarterly reports for the Fund’s Board of Trustees (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Summary Schedule of Investments and Net Asset Roll Forward

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•

Preparation of the following additional quarterly reports for the Fund’s Board of Trustees (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund): Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Net Assets, Financial Highlights, Schedules of Investments, Top Five Industry, Country and Holdings Reports and Sector, Industry and Bond Rating Analyses

3.  As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

4.  This Amendment together with the Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

5.  This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

6.  This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to the Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Hugh Bolton

Name: Hugh Bolton

Title: Principal

Date: 9 May 2024

BRIDGE BUILDER TRUST

By: /s/ Tom Kersting

Name: Tom Kersting

Title: President Olive Street

Date: 05/31/2024